UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

TRIAD GUARANTY INC.
(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 5, 2012

To Triad Guaranty Inc. Stockholders:

Enclosed please find a copy of the 2011 Triad Guaranty Inc. Annual Report on Form 10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement, which are being furnished to stockholders in connection with our 2012 Annual Meeting of Stockholders to be held at our office, 101 South Stratford Road, Winston-Salem, North Carolina on Thursday, May 17, 2012, at 10:00 a.m. Eastern Daylight Time.

Triad Guaranty Insurance Corporation, our principal subsidiary, continues to operate its business in run-off. Since entering into run-off in 2008, we have worked closely with our regulators to develop and execute plans designed to enable Triad Guaranty Insurance Corporation to service our insured portfolio effectively and efficiently during run-off.  While the broader economy exhibited some positive signs recently, the U.S. housing and mortgage markets remain under pressure.  Our deficit in assets is substantial and our financial position and the limited market value of our equity reflect the cumulative effect of five years of unprecedented housing price declines and turmoil in the mortgage markets.  Absent significant positive changes in the residential real estate market, the existing assets and future premiums of Triad Guaranty Insurance Corporation likely will not be sufficient to meet its current and future policyholder obligations. Nevertheless, we continue to seek to identify opportunities for value to be realized by Triad Guaranty Inc. and its stockholders.

Triad Guaranty Inc. continues to face an uncertain future.  Working within the constraints brought about by our financial condition, however, I can assure you that your Board and management team remain committed to effectively managing our run-off to deliver the best possible outcome for our stakeholders over the coming years.

Sincerely,

Kenneth W. Jones
President and Chief Executive Officer

TRIAD GUARANTY INC.
101 South Stratford Road
Winston-Salem, North Carolina 27104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2012

To the Stockholders of TRIAD GUARANTY INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triad Guaranty Inc. will be held at our principal executive offices, 101 South Stratford Road, Winston-Salem, North Carolina, on Thursday, May 17, 2012, at 10:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1.
To elect the five directors named in the accompanying proxy statement to serve until our next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal;

2.	To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 32,000,000 to 100,000,000;

3.	To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record as of the close of business on March 30, 2012 shall be entitled to notice of and to vote at the meeting.  The transfer books will not be closed.  For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at our principal executive offices, 101 South Stratford Road, Winston-Salem, North Carolina 27104.  Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy card or voting instruction form in the enclosed envelope.  You may be eligible to vote your shares on the Internet or by using a toll-free telephone number (see the proxy card or voting instruction form that you receive for complete instructions).

By Order of the Board of Directors

Earl F. Wall
Secretary

Winston-Salem, North Carolina
April 5, 2012

PROXY STATEMENT
TRIAD GUARANTY INC.
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2012:

The notice of 2012 annual meeting of stockholders, proxy statement, form of proxy and our
2011 annual report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=106599&p=irol-proxy

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Triad Guaranty Inc. (“TGI” or the “Company”), a Delaware corporation, 101 South Stratford Road, Winston-Salem, North Carolina 27104, in connection with the solicitation of proxies on behalf of its Board of Directors for use at the annual meeting of stockholders to be held at our principal executive offices on Thursday, May 17, 2012, at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof.  The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 5, 2012.  If you need directions to the location for our 2012 Annual Meeting of Stockholders, please contact Mr. William Clayton at 336.723.1282, extension 1158.

The accompanying proxy may be used if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy.  “Registered” holders who have shares registered in the owner’s name through our transfer agent may vote by (i) returning a properly completed proxy card in the enclosed postage-paid envelope, (ii) accessing the Internet website identified on the proxy card and following the steps outlined on the secured website, or (iii) calling the toll-free telephone number identified on the proxy card within the United States, Canada and Puerto Rico.  For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that nominee by mail in lieu of a proxy card.  “Street name” holders of our shares may vote by (i) returning a completed voting instruction form in the enclosed postage-paid envelope, (ii) accessing the Internet website if one is identified on the voting instruction form, or (iii) calling the telephone number if one is identified on the voting instruction form.  The availability of telephone and Internet voting for “street name” holders will depend on the voting processes of the respective brokerage firm, bank or other nominee holder of record.  Therefore, we recommend that you follow the voting instructions in the materials that you personally receive.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on May 16, 2012.  The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The proxy is revocable at any time before it is voted by a subsequently dated proxy, which may be provided by (i) written notification to the persons named therein as proxies that is mailed or delivered to us at the above address, (ii) if available, subsequently voting on the Internet or telephone, or (iii) physically attending the meeting and voting in person.  All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

Proxies properly submitted by mail, the Internet or the telephone will be voted by the individuals named on the proxy card in the manner you indicate.  If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named below (or substitutes thereof, if any nominees are unable or refuse to serve), FOR the amendment to the Triad Guaranty Inc. Certificate of Incorporation to increase the number of authorized shares of Common Stock, FOR the amendment to the Triad Guaranty Inc. Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, FOR ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2012, and in their discretion upon such matters not presently known or determined that may properly come before the meeting.  With respect to the election of directors, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election are required for the election of a director.  Approval of each amendment to the Certificate of Incorporation requires the affirmative vote of stockholders holding a majority of the outstanding shares of our Common Stock.  Ratification of the appointment of E&Y requires a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal to vote in favor of the proposal.

We have one class of stock outstanding, Common Stock, par value $0.01 per share.  On our record date of March 30, 2012, 15,328,128 shares of our Common Stock were outstanding and entitled to one vote each on all matters to be considered at the meeting.  Stockholders of record as of the close of business on March 30, 2012 are entitled to notice of and to vote at the meeting.  There are no cumulative voting rights with respect to the election of directors.

The holders of a majority of our Common Stock issued and outstanding on the record date, March 30, 2012, present in person or represented by proxy at the annual meeting, will constitute a quorum for the meeting.  The inspector of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy to determine whether or not a quorum is present and to count all votes cast at the meeting.  Brokers that are members of certain securities exchanges that hold shares of our Common Stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners.  Under the applicable rules governing these brokers, the proposals to ratify the appointment of the independent registered public accounting firm and to amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock are considered “discretionary” items.  This means that brokers may vote in their discretion on these proposals on behalf of beneficial owners who have not furnished voting instructions.  In contrast, the proposals to elect directors and to amend our Certificate of Incorporation to increase the number of authorized shares of Preferred Stock are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to either of these proposals.  Therefore, brokers that have not received voting instructions from beneficial owners with respect to the proposals to elect directors and to amend our Certificate of Incorporation to increase the number of authorized shares of Preferred Stock will be unable to cast a vote on these proposals on behalf of such beneficial owners.

The inspector of election will treat abstentions and broker non-votes, if any, as shares that are present and entitled to vote for purposes of determining whether there is a quorum for the meeting.  With respect to the tabulation of votes cast on any of the proposals presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to each specific proposal and will have the effect of a vote against the proposal.  Broker non-votes may occur with respect to the proposals to elect directors and to amend our Certificate of Incorporation to increase the number of authorized shares of Preferred Stock.  Broker non-votes are not considered present and entitled to vote on a specific proposal, and thus will not be counted as a vote in favor of or a vote against the proposal to elect directors, and will have no effect on the outcome of the vote on this proposal.  However, with respect to the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, which requires the affirmative vote of stockholders holding a majority of the outstanding shares of our Common Stock, a broker non-vote will have the same effect as a vote against the proposal. Shares for which authority to vote for a particular nominee for election as a director is withheld will not be counted as votes for the election of that nominee.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table shows, with respect to each person who is known to be the beneficial owner of more than 5% of our Common Stock: (i) the total number of shares of Common Stock beneficially owned as of March 30, 2012, unless otherwise indicated; and (ii) the percentage of our Common Stock owned as of that date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
Collateral Holdings, Ltd. and affiliates (2)(3)	2,572,550	16.8%
Garrett R. Meyers (4)	1,370,347	8.9%

The following table shows, with respect to each director and nominee for director, each executive officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers as a group: (i) the total number of shares of Common Stock beneficially owned as of March 30, 2012; and (ii) the percentage of our Common Stock so owned as of that date.  Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name.  Unless otherwise indicated, the address for each of our directors and executive officers is c/o Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
H. Lee Durham, Jr.	34,919		*
Shirley A. Gaddy	32,657	(6)	*
Deane W. Hall	26,875		*
Kenneth W. Jones	59,818	(6)	*
William T. Ratliff, III (5)	3,228,953	(6)(7)	21.1%
Earl F. Wall	129,863	(6)	*
David W. Whitehurst	53,237	(6)	*
All directors and executive officers as a group (8 persons) 3,581,279			23.3%

*	Less than one percent (1%).

(1)
Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934.  In accordance with Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within sixty (60) days of March 30, 2012 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2)
Collat, Inc. is the general partner of Collateral Holdings, Ltd. and as such may be deemed to be the beneficial owner of the shares of Common Stock owned by Collateral Holdings, Ltd.  Mr. William T. Ratliff, III is the president and a director of Collat, Inc. and beneficially owns 50.2% of the outstanding voting capital stock of Collat, Inc.  Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of Common Stock owned by Collateral Holdings, Ltd.  The business address of Mr. Ratliff, III, Collateral Holdings, Ltd. and Collat, Inc. is 1900 Crestwood Boulevard, Birmingham, Alabama 35210.

(3)
Based in part on a Schedule 13G/A jointly filed by Collateral Holdings, Ltd., Collat, Inc., William Ratliff, Jr. and Mr. Ratliff, III with the Securities and Exchange Commission (the “SEC”) on February 13, 2012, reporting shared power of Collateral Holdings, Ltd. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; shared power of Collat, Inc. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; sole power of Mr. Ratliff, Jr. to vote or direct the vote of and dispose or direct the disposition of 93,392 shares and shared power of Mr. Ratliff, Jr. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; and sole power of Mr. Ratliff, III to vote or direct the vote of and dispose or direct the disposition of 314,376 shares and shared power of Mr. Ratliff, III to vote or direct the vote of and dispose or direct the disposition of 2,819,068 shares.  The aggregate amount of shares owned by Mr. Ratliff, III includes 2,572,550 shares held of record by Collateral Holdings, Ltd., 2,117 shares held of record by his wife, 7,077 shares held of record in trusts for his minor children (with respect to which Mr. Ratliff disclaims beneficial ownership), 11,760 shares which he could acquire through the exercise of stock options, 74,555 shares held through RaS II, Ltd., a family limited partnership, and 246,518 shares as one of five trustees for a Grandchildren's Trust (with respect to which Mr. Ratliff disclaims beneficial ownership). Mr. Ratliff, III is the son of Mr. Ratliff, Jr.

(4)
Based upon the non-objecting beneficial owner (“NOBO”) list obtained from our stock transfer agent, Computershare, as of December 30, 2011.  The NOBO list provides information regarding non-objecting stockholders, which are commonly referred to as “street name” stockholders, which hold shares of our Common Stock in book entry form at the Depository Trust Company in the name of Cede & Co.  The aggregate amount of shares includes 1,264,000 shares held individually by Mr. Meyers and 106,347 shares held in an IRA account FBO his wife, Jennifer A. Johnston (Pershing LLC as Custodian).

(5)
Mr. Ratliff, III is president and a director of Collat, Inc., the general partner of Collateral Holdings, Ltd., and beneficially owns 50.2% of the outstanding voting capital stock of Collat, Inc.  Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of Common Stock owned by Collateral Holdings, Ltd. The business address of Mr. Ratliff, III is 1900 Crestwood Boulevard, Birmingham, Alabama 35210.  None of our other directors or executive officers beneficially owns any partnership interests in Collateral Holdings, Ltd.

(6)
Includes shares issuable upon exercise of options that are exercisable currently or within 60 days of March 31, 2012 as follows:  Ms. Gaddy, 7,900 shares; Mr. Jones, 2,700 shares; Mr. Ratliff, III, 11,760 shares; Mr. Wall, 2,250 shares; Mr. Whitehurst, 920 shares; and all directors and executive officers as a group, 30,870 shares.

(7)
Includes 2,117 shares owned by Mr. Ratliff, III’s wife; 7,077 shares held of record in trusts for his minor children; 74,555 shares held through RaS II, Ltd., a family limited partnership; and 246,518 shares held by Mr. Ratliff, III as one of five trustees for a Grandchildren's Trust (with respect to which Mr. Ratliff, III disclaims beneficial ownership).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC.  These persons are required to provide us with copies of all such reports that they file.  Based solely on our review of copies of these reports filed with the SEC since January 1, 2011 and on written representations from our executive officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) filed the reports that were required to be filed in 2011 on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees and Directors

At the meeting, the five nominees identified below have been nominated to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.  All of the nominees presently serve as our directors.  Each of the five nominees who are standing for re-election was elected to serve by the stockholders at our last regularly scheduled annual meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the annual meeting of stockholders and entitled to vote on the election is required to elect directors.  It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees.  Should any of the nominees become unable or unwilling to serve, if elected, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees.  However, we know of no reason to anticipate such an occurrence.  All of the nominees identified below have consented to be named as nominees and to serve as directors if elected.

The following persons are nominees for election as directors of the Company:

H. Lee Durham, Jr.	Age — 64	Director since — 2006

Mr. Durham served as a partner at PricewaterhouseCoopers LLP from 1990 until his retirement in 2002, during which time he served as National Assurance Leader of the firm’s Middle Market practice, Southeast Leader of the Middle Market practice and Managing Partner of the Charlotte office, the Raleigh office and the Carolinas practice.  From 1980 to 1990 he served as the Managing Partner of Durham, Martin, Jenkins & Co., a firm that he founded and grew until it was merged into Coopers & Lybrand.  He served in a number of staff positions, including Senior Manager, with KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) from 1970 to 1980.  Mr. Durham currently serves as Chairman of our Board’s Corporate Governance and Nominating Committee and as our Lead Independent Director.  He also serves on our Board’s Audit Committee and Compensation Committee and has been designated by our Board as one of our Audit Committee financial experts. Since 2003, Mr. Durham also has served on the board of directors of First Citizens BancShares, Inc., a publicly-traded bank holding company.  He currently serves as Chairman of the First Citizens Audit and Compliance Committee and is a member of the First Citizens Executive Committee.

The Board determined that Mr. Durham should be nominated for election as a director due to his experience and qualifications described above, which include the expertise gained during a 32-year public accounting career, as well as his service in numerous leadership roles in both the accounting, public company and non-profit sectors.  A significant portion of his accounting career was focused on representing financial institutions and SEC-reporting clients, and he also served as an instructor at many financial institution continuing education programs and on the board or advisory board of numerous not-for-profit organizations.  Mr. Durham draws on the skills and knowledge gained during these engagements when working with our management and the other members of our Board, and his wide range of substantive expertise and leadership experience makes him a valuable member of our Board.

Deane W. Hall	Age — 62	Director since — 2009

Mr. Hall has worked in the mortgage industry for over 35 years, during which time he served as regional manager for a mortgage insurance company, held senior regional positions with the Federal National Mortgage Association (“Fannie Mae”), and served in senior management positions in mortgage banking.  He retired from JPMorgan Chase in April 2006 after serving in a number of senior management roles, most recently as executive vice president, during his 17 years with its mortgage subsidiary, Chase Home Finance.  During his employment with Chase Home Finance he assumed both origination and risk management responsibilities, and from 1999 through 2005 he served as Senior Executive for all prime mortgage third-party originations for Chase Home Finance, where his responsibilities included sales, operations, pricing and finance, and third-party risk management.  He also served as a member of the Chase Home Finance board of directors.  In addition, from July 1998 to June 2004 Mr. Hall served on the board of directors of Mortgage Electronic Registration System ("MERS"), an industry utility owned by industry participants, where he served on the Finance Committee and Compensation Committee.  Mr. Hall currently serves as Chairman of our Board’s Compensation Committee and also serves as a member of our Board’s Audit Committee and Corporate Governance and Nominating Committee.  From 2006 to 2010, Mr. Hall also served on the board of directors of The CSI Companies, Inc., a nationwide staffing company.  Since 2006, Mr. Hall has worked as a consultant for Deane Hall, Inc., a mortgage banking and staffing company located in Jacksonville, Florida.  The Board determined that Mr. Hall should be nominated for election as a director due to his experience and qualifications described above.  His significant industry expertise and skills gained through his years of service in the mortgage industry is invaluable to our Board.

Kenneth W. Jones	Age — 54	Director since — 2010

Kenneth W. Jones has served as our President and Chief Executive Officer since October 2008, and also serves as our principal financial officer.  Prior to his current position, Mr. Jones served as our Senior Vice President and Chief Financial Officer from April 2006 to October 2008.  Mr. Jones has over 25 years of experience in the financial management of companies.  Prior to joining Triad, he served as a vice president with IBM Insurance Services from January 2005 to April 2005 and was employed by RBC Liberty Insurance Corporation, where he served as Senior Vice President and Chief Financial Officer, from November 2000 to December 2004.  During the period from May 2005 to March 2006, Mr. Jones transitioned his family from South Carolina to North Carolina prior to joining us in April 2006.  Previously, Mr. Jones was associated with The Liberty Corporation, where he held a number of management positions, most recently Vice President, Controller and Acting Chief Financial Officer.  Before joining The Liberty Corporation, Mr. Jones was employed by Ernst & Young LLP for 14 years.  The Board determined that Mr. Jones should be nominated for election as a director due to his position as our Chief Executive Officer and his performance in that position, his experience and qualifications described above and his experience as an executive of SEC reporting companies (or divisions thereof) over the past 16 years, including assuming lead roles in numerous acquisitions and divestitures and other strategic transactions.

William T. Ratliff, III	Age — 58	Director since — 1993

Mr. Ratliff has served as our Chairman of the Board since 1993 and served as our Chief Executive Officer and President from July 2008 to October 2008.  He served as one of our executive officers from October 2008 until March 2009.  Mr. Ratliff was Chairman of the Board of Triad Guaranty Insurance Corporation (“Triad”) from 1989 to 2005 and from August 1, 2008 to the present, President and CEO of Triad from August 11, 2008 to October 22, 2008, and President of Collateral Investment Corp. (“CIC”), an insurance holding company, from 1990 to 2005.  Mr. Ratliff has served as President of Collat, Inc. since 1995 and as a director since 1987.  Collat, Inc. is the general partner of Collateral Holdings, Ltd., a closely-held investment partnership.  Mr. Ratliff was Chairman of the board of directors of New South Federal Savings Bank (“New South”) from 1986 to December 2009, served as President and Chief Executive Officer of New South from January 2006 to September 2006 and from July 2009 to December 2009, served as President of New South Bancshares, Inc., New South’s parent company (“New South Bancshares”), from 1994 to December 2009, and has served as a director of New South Bancshares since 1994.  Like approximately 435 other financial institutions since January 2008, New South was placed into receivership by the Federal Deposit Insurance Corporation (“FDIC”) on December 18, 2009.  In January 2010, Mr. Ratliff, like numerous officers and directors of other failed financial institutions, was one of 15 individuals who received a notice issued by the FDIC, as receiver of New South, of potential claims against former officers and directors of New South.  To date, no formal proceeding has been instituted by the FDIC against Mr. Ratliff or the other former officers and directors of New South.  If such a claim is brought by the FDIC, Mr. Ratliff has indicated his intention to vigorously defend himself against any such claim.

The Board determined that Mr. Ratliff should be nominated for election as a director due to his experience and qualifications described above as well as his broad experience in building and managing financial services businesses, particularly in the mortgage sector.  Mr. Ratliff also brings a valuable perspective to the Board given his significant ownership in our Common Stock, both directly and through his affiliation with Collateral Holdings, Ltd., and his long service on our Board.  In addition, during his career he has developed a deep knowledge of the mortgage markets, particularly with respect to our key customers (including Fannie Mae and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), collectively referred to as government-sponsored entities or “GSEs”), which makes him an important and valued member of our Board.

David W. Whitehurst	Age — 62	Director since — 1993

Mr. Whitehurst is the owner of DW Investments, LLC, a real estate and investment holding company, and DW Cleaners LLC d/b/a Champion Cleaners, a dry cleaning business in Birmingham, Alabama.  He was Executive Vice President and Chief Operating Officer of CIC from 1995 to 2002 and served as a director of New South from 1989 to 2001.  Mr. Whitehurst currently serves as Chairman of our Board’s Audit Committee and as a member of our Board’s Compensation Committee and Corporate Governance and Nominating Committee.  He has also been designated by our Board as one of our Audit Committee financial experts.  The Board determined that Mr. Whitehurst should be nominated for election as a director due to his experience and qualifications described above as well as the skills and expertise gained through his ten years with E&Y from 1971 to 1981, where he served as a Senior Manager, and eight years as Vice President and Controller with Protective Life Corporation from 1981 to 1989.  In addition, the deep knowledge of us that he gained as our executive vice president, chief financial officer, secretary and treasurer at various times from 1993 to 1998 allows him to offer unique insights and solutions regarding our business and our history, making him a critical asset to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
The Board of Directors

Our business and affairs are managed under the direction of the Board of Directors.  Although our Common Stock is no longer listed on The NASDAQ Stock Market LLC (“Nasdaq”), our Board of Directors uses the definition of “independent director” as defined by Nasdaq listing standards when determining whether members of the Board are independent.  The Board has determined that each of Messrs. Durham, Hall and Whitehurst is an “independent director” as that term is defined by Nasdaq.  In making these determinations, the Board relied on the information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management.

During 2011, the Board of Directors met thirteen times.  No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served.

Corporate Governance Guidelines

The Board has implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities.  The Corporate Governance Guidelines address a number of matters, including Board functions and membership criteria, categorical standards for determining director independence, Board and committee meetings, age limits, executive sessions, director compensation, director orientation and education, management succession planning, and other corporate governance items.  These Corporate Governance Guidelines (including the categorical standards for determining director independence, which are set forth as Annex A thereto) are available on our website at:  http://www.triadguaranty.com/pdf/CorporateGovernanceGuidelines.pdf.

Board Committees

The Board of Directors currently has three active standing committees -- the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, appoints our independent registered public accounting firm.  The Audit Committee also reviews the scope of the annual audit, our annual and quarterly financial statements and the auditor’s report thereon and the auditor’s comments relative to the adequacy of our system of internal controls and accounting systems.  In addition, the Audit Committee oversees our internal audit function.  The Audit Committee acts pursuant to the Audit Committee charter, a copy of which is available on our website at:  http://www.triadguaranty.com/pdf/Audit%20Committee%20Charter1.pdf.  The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter on an annual basis.  The Audit Committee, which is currently composed of Messrs. Whitehurst (Chairman), Durham and Hall, met eight times in 2011.

The Board of Directors has determined that each of Mr. Whitehurst and Mr. Durham is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC.  The Board has also determined that all of the members of the Audit Committee:  (i) are independent under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, (ii) have not participated in the preparation of our financial statements or those of any current subsidiary during the past three years, and (iii) are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  Although our Common Stock is no longer listed on Nasdaq, the Board has determined that each member of the Audit Committee is independent under the applicable Nasdaq listing standards.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Nominating Committee”) makes recommendations to the Board regarding corporate governance matters and oversees director nominations.  Among other corporate governance responsibilities, the Nominating Committee (i) reviews and assesses the adequacy of our Corporate Governance Guidelines, and (ii) leads the Board in its periodic evaluation of the Board and its committees.  In carrying out its director nomination responsibilities, the Nominating Committee’s role is to identify and recommend the slate of director nominees for election to our Board of Directors, identify and recommend candidates to fill vacancies occurring between annual meetings of stockholders, and identify and recommend Board members for service on committees of the Board.  The Nominating Committee acts pursuant to the Nominating Committee charter, a copy of which is available on our website at:  http://www.triadguaranty.com/pdf/Triad%20Corporate%20Governance%20and%20Nominating%20Committee%20Charter1.pdf.  The Nominating Committee reviews and reassesses the adequacy of the Nominating Committee charter on an annual basis.  The Nominating Committee is composed of Messrs. Durham (Chairman), Hall and Whitehurst.  The Board has determined that each member of the Nominating Committee is independent under the applicable Nasdaq listing standards.  The Nominating Committee met four times in 2011.

One of the principal functions of the Nominating Committee is the oversight of the process for nominating candidates to stand for election to the Board, as described below:

•
Operation of the Nominating Committee.  Nominations for director submitted to the Nominating Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background.  While the Nominating Committee does not have any specific minimum qualifications for director candidates, the Nominating Committee may take into consideration such factors and criteria as it deems appropriate and as set forth in our Corporate Governance Guidelines when evaluating a candidate, including his or her judgment, skill, integrity, and business or other experience.  Although we do not have a formal policy regarding diversity in the nomination process, the Nominating Committee’s charter states that the Nominating Committee may consider a candidate’s diversity as one of the factors and criteria in identifying and evaluating director nominees.

•
The process for identifying and evaluating candidates. The Nominating Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election.  Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons.  The Nominating Committee charter provides that the Nominating Committee will consider candidates recommended by stockholders or members of the Board or by management.  The Nominating Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above.  All candidates who, after evaluation, are then recommended by the Nominating Committee and approved by the Board are included in our recommended slate of director nominees in our proxy statement.

•
General Nomination Right of All Stockholders.  Our Certificate of Incorporation and Corporate Governance Guidelines establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.  Director nominations by stockholders must be in writing addressed to our Secretary at our principal executive offices.  Such notice must be delivered or mailed and received by the Secretary at least 60 days and not more than 90 days prior to the date of the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the stockholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting.  Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules, our Certificate of Incorporation and our Corporate Governance Guidelines. Such notice must, among other things, be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

Compensation Committee

The Compensation Committee evaluates and approves management’s recommendations and establishes salaries and other compensation for our executive officers, including bonuses, equity grants and other incentive programs.  The Compensation Committee also administers our 2006 Long-Term Stock Incentive Plan (the “2006 Plan”) and our Executive Compensation Program, which is described in more detail in the “Executive Compensation” section of this proxy statement.  The Compensation Committee, which is composed of Messrs. Hall (Chairman), Durham and Whitehurst, met five times in 2011.  The Board has determined that each member of the Compensation Committee is independent under the applicable Nasdaq listing standards.

The authority and responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at: http://www.triadguaranty.com/pdf/Triad%20Compensation%20Committee%20Charter1.pdf. Although the Compensation Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities, no such authority was delegated in 2011.  The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee charter on an annual basis.  In November 2011 the Compensation Committee recommended and our Board of Directors approved revisions to the Compensation Committee charter to reflect the Company’s position in run-off.  Among other items, the Compensation Committee is charged with:

•	Reviewing our overall compensation philosophy and program;

•	Reviewing goals and objectives relevant to the compensation of the President and Chief Executive Officer and our other executive officers and setting their compensation;

•	Evaluating the aggregate compensation of all executive officers in light of our performance;

•	Making recommendations to the Board with respect to the approval, adoption and amendment of cash and equity-based incentive compensation plans and administering those plans;

•	Approving all grants of equity-based awards, subject to the terms and conditions of the applicable plans;

•	Reviewing and approving employment agreements, severance agreements, change in control agreements or other material compensatory agreements with executive officers; and

•	Making recommendations to the Board with respect to the compensation of directors.

The Compensation Committee has the authority to retain independent legal counsel or other advisors, including compensation consultants, as it determines is necessary in order to fully and properly discharge its responsibilities.  During 2011, the Compensation Committee did not engage any compensation consultants or independent legal counsel.  The President and Chief Executive Officer is responsible for making compensation recommendations to the Compensation Committee for each of our executive officers, other than himself.

 Board Leadership Structure

The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths.  At this time, given the composition of our Board, the effective interaction between Mr. Ratliff, as Chairman, and Mr. Jones, as Chief Executive Officer, and the current challenges we face as a company in run-off, the Board believes that separating the Chairman and Chief Executive Officer positions, and continuing to appoint a Lead Independent Director (as further described below), is the appropriate leadership structure for us and provides the right foundation to pursue our strategic objectives, while maintaining effective oversight and objective evaluation of our performance.  The Board has determined that Mr. Ratliff’s prior service as an executive officer and longstanding service as a member of the Board provide him the familiarity with us, our businesses, operations and stockholders to carry out the Chairman’s responsibilities effectively and to provide leadership to the Board.  Since October 2008, Mr. Jones, as Chief Executive Officer, has been responsible for the general supervision, direction and control of our business and affairs during the run-off.  The Board believes that Mr. Jones has provided information and insight from management’s perspective that can be valuable to the Board in its deliberations.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director.  Our Lead Independent Director is an independent director elected annually by the independent directors and serves until the earliest of one year, his resignation as Lead Independent Director or the election of a successor Lead Independent Director.  Mr. Durham currently serves as our Lead Independent Director, a position that he held throughout 2011.  Our Lead Independent Director’s responsibilities and authority include leading the executive sessions of independent directors, advising on Board meeting schedules and agendas and performing such other duties as are requested by the Board.

Board Oversight of Risk Management

The responsibility for the day-to-day management of risk lies with our management, while the Board is responsible for overseeing the risk management process and directing appropriate actions to mitigate or eliminate significant risks in a manner that is consistent with our overall corporate strategy.  On a periodic basis and as circumstances warrant, our management identifies what it believes are significant individual risks that we face.  These risks are then presented by members of senior management to the Board or an appropriate committee for discussion, often on a continuing basis, and strategies and plans are developed, approved and implemented for addressing or mitigating certain risks.  The Audit Committee is generally responsible for overseeing the enterprise risk management process through processes designed and executed by the Internal Audit department, while the full Board or an appropriate committee thereof oversees significant individual risk areas identified by management and the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial statements, internal controls and the overall quality of the Company’s financial reporting with management and with E&Y, the Company’s independent registered public accounting firm. The Audit Committee has discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE
David W. Whitehurst, Chairman
H. Lee Durham, Jr.
Deane W. Hall

The above report of the Audit Committee does not constitute “soliciting material” and is not deemed to be “filed” with the SEC or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report by reference in any such filing.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Position	Age

Kenneth W. Jones	President, Chief Executive Officer, Principal Financial Officer of TGI and Triad and Director of TGI and Triad	54

Kenneth S. Dwyer	Senior Vice President and Chief Accounting Officer of TGI and Triad and Director of Triad	61

Shirley A. Gaddy	Senior Vice President, Operations of Triad	59

Earl F. Wall	Senior Vice President, Secretary, and General Counsel of TGI and Triad and Director of Triad	54

Certain information with respect to our executive officers is provided below.  Officers are appointed to serve at the discretion of the Board of Directors.  Information regarding Mr. Jones is included in the director nominee profiles set forth above.

Kenneth S. Dwyer has served as Senior Vice President and our Chief Accounting Officer since March 8, 2012.  Prior to that, Mr. Dwyer served as Vice President since September 2003 and as our Chief Accounting Officer since September 2004.  Previously, Mr. Dwyer served as Vice President and Controller of Jefferson-Pilot Financial from 1997 to 2003.  Prior to that, he was the Vice President and Controller of Pan American Life Insurance.  Before joining Pan-American Life, Mr. Dwyer was employed at Deloitte, LLP for 20 years.

Shirley A. Gaddy joined us in 1996 and has served as our Senior Vice President, Operations since June 2002.  Previously, Ms. Gaddy was employed by Life of the South from 1995 to 1996 as Assistant Vice President.  She was with Integon Life Insurance Corporation from March 1972 to December 1994, most recently as Assistant Vice President, Manager Credit Insurance.

Earl F. Wall has served as our Senior Vice President since November 1999, General Counsel since January 1996, and Secretary since June 1996.  Mr. Wall also served as a Vice President of TGI and Triad from 1996 until 1999.  From 1982 to 1995, Mr. Wall was employed by Integon Life Insurance Corporation in a number of capacities including Vice President, Associate General Counsel, and Director of Integon Life Insurance Corporation and Georgia International Life Insurance Corporation, Vice President and General Counsel of Integon Mortgage Guaranty Insurance Corporation, and Vice President, General Counsel, and Director of Marketing One, Inc.

EXECUTIVE COMPENSATION

Since 2008, when TGIC went into run-off under the oversight of the Illinois Department of Insurance (the “Department”), the executive compensation program has focused on retaining our executive-level employees, including our named executive officers, and to motivate them to continue to achieve our corporate goals and objectives during run-off.  The Compensation Committee and the Board of Directors believe that this focus is essential in view of the unprecedented financial and operational challenges we face as a company in run-off.

The Compensation Committee and the Board of Directors, with the approval of the Department, have established the Executive Severance Program in order to retain all executive officers during the run-off.  Under the Executive Severance Program, upon a qualifying termination, each of our executive officers would be entitled to receive (i) an aggregate cash payment equal to the sum of 1/12 of his or her annual base salary plus 1/12 of the aggregate value of his or her targeted cash bonus, multiplied by a specified number of months (18 for Messrs. Jones and Wall and Ms. Gaddy) based on a 2008 letter agreement for Mr. Jones and years of service to us by Mr. Wall and Ms. Gaddy; (ii) subsidized COBRA payments for certain specified periods; and (iii) access to an executive outplacement program for 12 months.  The Executive Severance Program remains in effect until such time as it is modified or terminated by the Compensation Committee.  The Executive Severance Program currently limits participation to those executive officers who were employed by us as of March 1, 2010.

In addition to the Executive Severance Program, the Compensation Committee and Board of Directors, again with the approval of the Department, have established the Executive Compensation Program (the “Program”).  The Program is applicable to employees who are members of the executive committee, including Messrs. Jones and Wall and Ms. Gaddy.  The design of the Program is based on a compensation philosophy that reflects our focus on managing a solvent run-off.  The four key principles of the Program are as follows:

•	To retain key executives with the talent and the knowledge of our industry and our Company to drive success;

•
To motivate, and provide an incentive for executives to achieve financial performance and other quantitative and qualitative targets associated with satisfaction of all legitimate policyholder claims and our possible future solvency;

•	To reward exceptional performance; and

•	To provide a level of financial security to key executives to allow them to focus on executing the corrective plan approved by the Department in a difficult corporate environment.

The material terms of the components of the Program, which were effective throughout 2011, are described below.

Base Salary: A 1% base salary adjustment was implemented effective January 1, 2011 for selected executives to recognize their technical expertise, leadership skills, strategic focus and years of experience and to reflect the anticipated value of their position at the Company.  For 2012, the Compensation Committee determined that there would be no adjustment to the executives’ base salary.  Under the Program, the annual base salary of Mr. Jones was set at $364,000 for 2011 and 2012, Mr. Wall’s annual base salary was set at $203,000 for 2011 and 2012, and Ms. Gaddy’s annual base salary was set at $186,000 for 2011 and 2012.

Annual Performance-Based Cash Incentive Award: The annual performance-based cash incentive award component of the Program is designed to recognize the accomplishment of key corporate goals and individual objectives and, if those objectives are not met, to reflect the missed opportunity.  The targeted cash amounts were established by determining the value of the contributions of the executive’s position and are a set dollar amount rather than a percentage of base salary.  In prior years, the amount of the targeted award was weighted 80% on corporate performance and 20% on the individual’s performance.  For 2011, the focus was only on the corporate goals with different weightings of the goals for each of the individual executives depending on his or her contribution to the specific corporate goal.  The Compensation Committee has the discretion to award up to 150% of the targeted amount to those executives who deliver exceptional results against their individually weighted corporate goals.  For 2011, the Compensation Committee established the following six corporate performance goals:

1.	Manage the run-off to maintain positive relations with, and the support of, the Department and key policyholders;

2.	Analyze and develop a plan for maximizing the value of the existing assets and infrastructure;

3.	Efficiently and effectively administer our master policies to assure timely payment of all valid claims;

4.	Aggressively pursue opportunities to settle or manage large blocks of risk where the settlement improves the outcome of the run-off ;

5.	Maintain a talented and motivated staff to deliver on the execution of the run-off plan; and

6.	Reduce expenses and maintain efficient and effective operations.

For the six corporate goals noted above, each executive was assigned a weighting by our Chief Executive Officer, which was approved by the Compensation Committee, based upon their ability to successfully impact the outcome of the corporate goals.  The individual weightings for the named executive officers were as follows:

	Individual Weightings %
	Mr. Jones	Mr. Wall	Ms. Gaddy

Goal 1 – Manage Run-off	25%	15%	10%
Goal 2 – Maximizing Value	30%	5%	5%
Goal 3 – Administer Master Policies	5%	20%	25%
Goal 4 – Effectively Settle Risk	25%	50%	10%
Goal 5 – Maintain and Motivate Staff	10%	5%	25%
Goal 6 – Reduce Expenses	5%	5%	25%

Total	100%	100%	100%

For each of our named executive officers, the Compensation Committee approved a minimum bonus opportunity that was available as a “retention guarantee” during 2011 – in other words, the minimum annual cash incentive award set forth below would be automatically earned by each named executive officer who remained in key positions for our ongoing operations at December 31, 2011.  The Compensation Committee also approved a targeted annual cash incentive award for each of our named executive officers.  The minimum annual cash incentive award and targeted annual cash incentive award for Mr. Jones was $100,000 and $200,000, respectively, for 2011.  The minimum annual cash incentive award and targeted annual cash incentive award for Mr. Wall was $62,500 and $125,000, respectively, for 2011.  The minimum annual cash incentive award and targeted annual cash incentive award for Ms. Gaddy was $50,000 and $100,000, respectively, for 2011.

The Compensation Committee determined that each of Messrs. Jones and Wall and Ms. Gaddy met or exceeded all 2011 corporate performance goals.  As a result, the Compensation Committee determined to increase the annual performance-based cash incentive award earned by each of them under the Program for 2011 above the target level.  In making this determination, the Compensation Committee considered, among other items, the Company’s results of operations in 2011, including the reduction in the Company’s expenses, the successful settlement of a number of issues with individual lenders and servicers, and the Department’s satisfaction with the progress of the run-off during 2011.  The Compensation Committee awarded aggregate annual performance-based cash incentive awards for 2011 as follows:  Mr. Jones – $239,875, or 120% of his targeted amount; Mr. Wall – $156,875, or 125% of his targeted amount; and Ms. Gaddy – $125,750, or 126% of her targeted amount.

For 2012, due to the nature of a business in run-off, the corporate goals are expected to remain similar to those approved in 2011.  However, the Compensation Committee is contemplating changes to the existing performance-based cash incentive program in a manner that continues to reward performance and also incorporates a retention component by deferring payment of a portion of any incentive compensation earned. The Compensation Committee plans to consult with the Illinois Department of Insurance before finalizing changes to the 2012 plan.

Long-Term Retention Opportunity:  In addition to the minimum annual cash incentive award described above, two other retention components, a long-term cash award and a long-term equity award, are available under the Program for senior executives, with a focus on a much longer retention goal.

Long-Term Cash Award

A long-term cash award was awarded to each of our named executive officers in 2008.  Each award is subject to four-year cliff vesting, which means that the executive must remain employed by us until December 31, 2012 to receive the award.  If the executive is involuntarily terminated prior to December 31, 2012 for reasons other than cause, including position elimination alone or in conjunction with a change in control, the cash award will fully vest upon termination.  Under the Program, Messrs. Jones and Wall and Ms. Gaddy will have an opportunity to receive a long-term retention bonus of $350,000, $250,000, and $100,000, respectively.   There were no increases or changes to these potential cash awards in 2011.  Currently, it is not anticipated that this long-term cash award component will be renewed after these amounts are paid; however, a retention component is expected to be incorporated in the 2012 performance-based cash incentive award.

Long-Term Equity Award

On November 19, 2008, pursuant to our stockholder-approved 2006 Long Term Stock Incentive Plan (the “2006 Plan”) and the Program, the Compensation Committee approved an award of 35,000 phantom stock rights to Mr. Jones, 25,000 phantom stock rights to Mr. Wall, and 10,000 phantom stock rights to Ms. Gaddy.  These long-term equity awards were intended to supplement the long-term cash awards and to provide an additional incentive for a solvent run-off.  Equity awards were granted in the form of phantom stock rights to give us flexibility to provide the final award in shares of our Common Stock, cash, or both as determined by the Compensation Committee in its discretion.  Payments made in cash will be equal to the fair market value of a share of our Common Stock on the applicable vesting date, multiplied by the number of vested shares being settled.  If phantom stock rights are settled in shares of Common Stock, the shares will be subject to such restrictions, if any, as may be established by the Compensation Committee in accordance with the 2006 Plan and applicable award agreement, or as may apply under applicable law.  Each award vests in equal one-third amounts beginning on January 1, 2011, January 1, 2012 and January 1, 2013.  The phantom stock rights vesting on January 1, 2011 and January 1, 2012 were settled in cash on January 15 of the respective years.  On May, 18, 2011, the Compensation Committee approved an award of 30,000 shares to Mr. Jones that will vest on May 17, 2012, in recognition of his accomplishments while serving as CEO during the challenging times in run-off.  In accordance with our current and past practice, the awards will fully vest upon involuntary termination for reasons other than for cause.

Severance: The Executive Severance Program includes annual base salary and the annual targeted cash award, and would be provided in a lump sum based on the executive’s position at the Company and seniority in the event of a qualifying termination.  Under the Executive Severance Program, upon a qualifying termination Mr. Wall would be entitled to receive an aggregate cash severance benefit of $492,015 as of January 1, 2012 and Ms. Gaddy would be entitled to receive an aggregate cash severance benefit of $429,000 as of the same date.  In the event of a qualifying termination, Mr. Jones would be entitled to receive an aggregate cash severance benefit of $846,000, in the same form as provided to other executives under the Executive Severance Program, pursuant to a letter agreement, dated October 22, 2008, between Mr. Jones and us.

Each of Messrs. Jones and Wall and Ms. Gaddy, during the time that he or she continues to serve as one of our employees, is also eligible to participate in our 401(k) plan.  Under the plan, employees are automatically enrolled to contribute 4% of their salary unless they elect to not participate or to participate at a different contribution level.  We make a matching contribution on behalf of each participating employee equal to 100% of the first 3% of the employee’s deferred salary, plus 50% of the employee’s deferred salary greater than 3% but not exceeding 5%.

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us as of December 31, 2011 and 2010 to or for the account of our Chief Executive Officer at December 31, 2011 and our two most highly compensated executive officers who were serving as such at December 31, 2011. Mr. Jones, who currently serves as our Chief Executive Officer, also serves as our principal financial officer.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Award (2) $	Non-equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
Kenneth W. Jones, President and Chief Executive Officer	2011	364,000	100,000	6,900	139,875	20,805	(4)	624,680
and Principal Financial Officer	2010	360,000	100,000		160,000	11,394		631,394
Shirley A. Gaddy, Senior Vice President,	2011	186,000	50,000		75,750	16,615	(5)	328,365
Operations	2010	184,000	50,000		75,000	10,749		319,749
Earl F. Wall, Senior Vice President, Secretary, and	2011	203,010	62,500		94,375	17,418	(6)	377,303
General Counsel	2010	201,000	62,500		92,500	10,161		366,161

(1)           Reflects the guaranteed portion of the Annual Performance-Based Cash Incentive Award earned with respect to each of the years presented, as discussed above under the heading “Executive Compensation.”  In 2011 and 2010, a portion of the Annual Performance-Based Cash Incentive Award was treated as a “retention guarantee” that would be earned without regard to performance.

(2)           Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to service-based vesting conditions. Represent 30,000 shares at $0.23 per share, granted on May 18, 2011, vesting on May 17, 2012.

(3)           Amount reflects the portion of the Annual Performance-Based Cash Incentive Award that was paid in the following January of  the year earned based on the achievement of certain pre-established individual and corporate performance goals pursuant to the Program, as discussed above under the heading “Executive Compensation.”

(4)           Amount includes a $9,800 matching contribution under our 401(k) plan, $6,600 of restricted stock that vested on February 26, 2011 representing 20,000 shares at $0.33 per share, $2,800 of cash paid upon the vesting of phantom stock on January 1, 2011, $1,005 for life insurance, and $600 for long-term disability insurance.

(5)           Amount includes a $9,800 matching contribution under our 401(k) plan, $4,455 of restricted stock that vested on February 26, 2011 representing 13,500 shares at $0.33 per share, $960 for life insurance, $800 cash paid upon vesting of phantom stock and $600 for long-term disability insurance.

(6)           Amount includes a $9,800 matching contribution under our 401(k) plan, $4,455 of restricted stock that vested on February 26, 2011 representing 13,500 shares at $0.33 per share, $2,000 cash paid upon vesting of phantom stock, $563 for life insurance, and $600 for long-term disability insurance.

OUTSTANDING EQUITY AWARDS AT 2011 YEAR END TABLE

The following table sets forth certain information regarding the outstanding equity awards held by the individuals named in the Summary Compensation Table at December 31, 2011:

	Option Awards			Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kenneth W. Jones	2,700	43.35	03/08/17	23,334	(2)	2,567
				30,000	(3)	3,300
Earl F. Wall	2,250	43.35	03/08/17	16,667	(2)	1,833
Shirley A. Gaddy	5,000	47.60	05/16/12	6,667	(2)	733
	2,900	43.35	03/08/17	-		-

(1)	Valued based on the closing price ($0.11) of our Common Stock on December 31, 2011, as obtained from Yahoo® Finance.

(2)
The unvested phantom and restricted stock awards will vest (or  have recently vested) as follows:  (i) on January 1, 2012:  Mr. Jones, 11,667 shares, Mr. Wall, 8,333 shares and Ms. Gaddy, 3,333 shares; and (ii) on January 1, 2013:  Mr. Jones, 11,667 shares, Mr. Wall, 8,334 shares and Ms. Gaddy, 3,334 shares.

(3)	Mr. Jones was granted 30,000 shares of restricted stock on May 18, 2011and these shares will vest on May 17, 2012.

2011 DIRECTOR COMPENSATION

The following table sets forth certain information regarding amounts paid or accrued by us to or for the account of our non-employee directors during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
William T. Ratliff, III	156,750	2,300	159,050
H. Lee Durham	88,750	2,300	91,050
Deane W. Hall	88,750	2,300	91,050
David W. Whitehurst	88,750	2,300	91,050

(1)
During 2011, each of the non-employee directors was granted 10,000 shares on May 18, 2011.   These shares were valued at $0.23 per share, the closing price on the grant date, and vested immediately.  At December 31, 2011 the vested unexercised options remaining for Mr. Ratliff consisted of 11,760 shares with an exercise price of $33.18 expiring on February 6, 2013.  The vested unexercised options remaining for Mr. Whitehurst consisted of, 3,040 shares with an exercise price of $39.49 which expired on January 24, 2012, and 920 shares with an exercise price of $33.18 expiring on February 6, 2013.

Discussion Surrounding 2011 Director Compensation

Beginning October 1, 2009, each non-employee director was entitled to receive an annual cash retainer of $85,000 that is payable in equal quarterly installments.  The Chairman of the Board was entitled to receive an annual cash retainer of $156,000 that is payable in equal quarterly installments.  On April 8, 2011 with payment effective beginning with the third quarter of 2011, the annual cash retainer for the non-employee directors was increased to $86,500 and $157,500 for the Chairman of the Board.  Each non-employee director also is entitled to receive a fully vested annual grant of 10,000 shares of restricted stock pursuant to our 2006 Plan and the related restricted stock agreement, while the Chairman of the Board is entitled to receive a fully vested annual grant of 17,000 shares.  The Board of Directors determined not to make any equity grants in 2010.  In 2011, the Board of Directors granted 10,000 shares to each non-employee director, including the Chairman of the Board.

Directors who are chosen to serve as chairs of any of the three standing Board committees – the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee – do not receive additional cash compensation for such service.  In addition, the single director who is designated as the Lead Independent Director of the Board does not receive any additional cash compensation for such service.

There are no meeting fees paid to directors for attendance at or participation in Board or committee meetings (whether regular, special, in-person or telephonic and regardless of meeting length) except as described below.  Each director is expected to attend up to one in-person or telephonic meeting of the Board of Directors each month without additional compensation.  A non-employee director who attends or participates at the second and each subsequent meeting of the Board of Directors (whether in-person or telephonic and regardless of meeting length) held within a calendar month would be compensated at the rate of $1,500 per meeting.  There were no additional Board of Directors meetings satisfying these criteria during 2011.  In addition, each committee member is expected to attend up to two meetings of each of the standing Board committees (Audit, Compensation and Corporate Governance and Nominating) on which he serves in each calendar quarter without additional compensation.  A non-employee director who attends or participates as a committee member at the third and each subsequent meeting of each such committee (whether in-person or telephonic and regardless of meeting length) held during such quarter would be compensated at the rate of $1,500 per meeting.  There was one additional Audit Committee meeting satisfying these criteria during 2011.  The Chairman does not receive additional compensation for attendance at Board or committee meetings.  There are no plans to change Director Compensation in 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2011:

EQUITY COMPENSATION PLAN INFORMATION
	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	54,550	$43.35	487,358	(2)
Equity compensation plans not approved by security holders (3)	187,408	41.35	-	(4)
Total	241,958	41.80	487,358

(1)	This information relates to our 2006 Plan, which was approved by our stockholders in May 2006.

(2)	In addition to being available for future issuance upon exercise of stock options, shares that remain available for future grants may be issued pursuant to restricted stock awards under our 2006 Plan.

(3)
This information relates to our 1993 Long-Term Stock Incentive Plan, which was not approved by stockholders.  Under our 1993 Long-Term Stock Incentive Plan (the “1993 Plan”), certain directors, officers and key employees were eligible to be granted various stock-based awards.  The number of options or restricted shares of Common Stock that was originally authorized to be granted or issued under the 1993 Plan was 2,600,000 shares.  The options and restricted stock vested over three years and options terminated no later than 10 years following the date of grant.

(4)
All shares that were available for issuance under our 1993 Plan at the time the 2006 Plan was adopted were carried forward to the 2006 Plan and became available for issuance under that plan.  See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

CERTAIN TRANSACTIONS

Other than with respect to the conflicts of interest policies contained in our Code of Ethics and Code of Conduct, which require that all of our directors, officers and employees disclose their personal or business interests in any transaction in which we may engage and recuse themselves from any discussion or decision affecting their personal or business interests, we do not maintain a formal written related person transaction policy.  In addition to communicating with us as required by our Code of Ethics and Code of Conduct, however, each of our executive officers and directors or their immediate family members (each, a “related person”), completes an annual questionnaire that elicits information about ongoing and potential transactions, arrangements or relationships, other than certain specified employment and compensatory matters (each, a “transaction”), in which we and any related person are participants (a “related person transaction”) in order to determine whether (i) such related persons have or may have a direct or indirect material interest in the transaction, (ii) the amount involved exceeds $120,000 (which for 2010 and 2011 was less than 1% of the average of our total assets at year end for the last two completed fiscal years), and (iii) any such transaction is or would be in the best interest of us and our stockholders.  The appropriate committee of the Board, depending on the nature of the transaction, reviews and (if appropriate) approves or ratifies all related person transactions, which are publicly disclosed if and as required by SEC rules.  The appropriate committee of the Board is required to consider all available relevant facts and circumstances in its review of an ongoing or potential related person transaction, including the benefits to us, the impact on a director’s independence in the event the related person is a director (or a family member or entity affiliated with a director), the availability of other sources for comparable products or services, the proposed terms and the terms available to or from parties that are not related persons.  Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to approval or ratification of the related person transaction.

There were no transactions or expenses paid to related parties in 2011 that were required to be disclosed pursuant to our policies or SEC rules.  In July 2010, Triad completed the repurchase and early retirement of $35,000,000 aggregate principal amount of its 7.90% Notes due January 15, 2028 (the “Notes”) for an aggregate purchase price of approximately $4.9 million (the “Note Repurchase”).  As part of the Note Repurchase, Triad repurchased $1,000,000 aggregate principal amount of Notes from Southland National Life Insurance Company, or Southland, for an aggregate purchase price of $140,100 (the “Southland Notes”).  Collateral Holdings, Ltd., or Collateral, and its affiliates beneficially own 16.9% of our Common Stock, and Collateral owns 100% of the stock of Southland.  William T. Ratliff, III, a member of our Board of Directors, serves as president and a director of, and beneficially owns 50.2% of the stock of, Collat, Inc., the general partner of Collateral.  Mr. Ratliff did not participate in our Board’s deliberations relating to the decision to repurchase the Southland Notes, nor did he participate in the determination of the purchase price for the Southland Notes.

The Board of Directors does not believe that a specific written related person transaction policy is necessary because the Board historically has not, and does not expect to, approve related person transactions that require disclosure under SEC rules other than in rare circumstances.  Each related person transaction is considered on a stand-alone basis based on facts and circumstances at the time of consideration.  In addition to the conflicts of interest procedures set forth in our Code of Conduct and Code of Ethics and the information elicited through our annual questionnaire, the appropriate committee’s procedures with respect to review and approval of related person transactions are dictated by principles of Delaware corporate law in effect at the time and the discharge of our directors’ fiduciary duties to us and our stockholders.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE TRIAD GUARANTY INC.
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

The Company's Board of Directors has approved, and recommends that the Company’s stockholders approve, an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock by 68,000,000 shares, from 32,000,000 authorized shares to 100,000,000 authorized shares.

For the reasons described below, the Board of Directors believes that an increase of the Company's authorized Common Stock is in our best interests and the best interests of our stockholders.  If the proposed amendment is approved by the stockholders at the annual meeting, the Board of Directors intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation as soon as practicable following the annual meeting.

Our Certificate of Incorporation, as amended, currently provides for 33,000,000 total authorized shares of capital stock, consisting of 32,000,000 authorized shares of Common Stock, $0.01 par value per share, and 1,000,000 authorized shares of Preferred Stock, $0.01 par value per share.  As of March 30, 2012, a total of 15,328,128 shares of Common Stock were issued and outstanding.  Additionally, 679,316 shares of our Common Stock are subject to outstanding equity awards or otherwise reserved for future issuance under our stock incentive plans.  As a result of this proposed amendment, and the approval of the proposed amendment to increase the number of authorized shares of Preferred Stock, our total authorized capital stock would amount to 105,000,000 shares, consisting of 100,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of Preferred Stock.

Reasons to Increase the Authorized Common Stock

If approved, the additional shares of Common Stock under the amendment may be used for general corporate purposes as determined by our Board of Directors.  Our Board of Directors believes that the amendment enhances our ability and flexibility to take advantage of strategic opportunities through the issuance of additional shares of Common Stock or rights or options to acquire shares of Common Stock.  The Board of Directors could issue Common Stock or options or other rights as a part of a number of different types of strategic transactions, including the acquisition of a business, the raising of additional capital, or the creation of a strategic partnership.  Such transactions may complement our business, leverage our assets and expertise and enhance our enterprise value.  In particular, we are exploring strategies to acquire profitable, growing businesses to leverage our insurance industry knowledge, management expertise and net operating loss carry forwards that were generated on a consolidated basis with Triad in order to increase our enterprise value for the benefit of our stockholders.  The additional shares of Common Stock could potentially be used to facilitate the implementation of such strategy, including as consideration in business acquisitions.  No assurance can be given that we will be able to successfully implement such a strategy or, if implemented, to increase our stockholder value.  Currently, we have no binding understandings, commitments or agreements to enter into any such transaction.

If the amendment is not approved by our stockholders, the Board of Directors will need to obtain stockholder approval of an amendment to the Certificate of Incorporation to issue shares of Common Stock in excess of our current authorized capital.  To obtain stockholder approval to authorize additional shares of Common Stock, we would be required to solicit written consents of stockholders in lieu of a meeting, call a special meeting of stockholders or wait for the next annual meeting of stockholders.  This would result in increased costs and could delay or jeopardize the consummation of a strategic transaction that the Board believed was in the best interests of the Company and its stockholders.

Certain Effects of the Proposed Amendment

The authorization of additional shares of Common Stock, without more, has no dilutive effect on the ownership interests or voting rights of our stockholders.  On the other hand, the issuance by the Company of any additional shares of Common Stock, other than in the form of a stock dividend, stock split or other similar event, would dilute the equity interests and voting power of our existing stockholders.  In addition, the issuance of additional shares could have a negative impact on earnings per share.  Such dilution or impact could be substantial, depending upon the number of shares issued.

As discussed above, additional shares of Common Stock could potentially be used to acquire other compatible businesses or to pursue other strategic opportunities.  Although the terms of any such transaction cannot be predicted, this could result in substantial dilution to the equity interests of those who were stockholders of the Company prior to such issuance.  The bid quotations of our Common Stock on the OTC Bulletin Board® obtained from Yahoo!® Finance ranged from a high of $0.47 per share to a low of $0.04 per share during 2011 and was $0.06 per share as of March 20, 2012.  When the stock price is trading at depressed levels such as these, the risk for significant dilution is heightened because all things being equal, the lower the stock price, the more shares that must be issued in order to deliver a specified value.  There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price that a prior stockholder has paid, or at a price or value equal to or greater than the then current quoted market price.  The Company could issue shares of Common Stock in private placements or other unregistered transactions and typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature, including the holding period that must be satisfied before they can be resold.

All determinations involving share issuances are normally within the discretion and business judgment of the Board of Directors in their exercise of their fiduciary responsibilities.  If the amendment is approved, to issue any of the increased number of shares of Common Stock, in most cases no further vote of our stockholders will be required under applicable law, and approval of stockholders of an issuance will not be sought unless required by applicable law.  Both the New York Stock Exchange and Nasdaq have listing rules that required listed companies to obtain stockholder approval if they issue shares in a transaction that represent 20% or more of the outstanding capital stock.  Because the Common Stock is no longer listed on Nasdaq and is only quoted on the OTC Bulletin Board, such rules are inapplicable to the Company.

The newly authorized shares of Common Stock will have voting and other rights identical to those of currently authorized shares of Common Stock.  The holders of our Common Stock have no preemptive rights, and the Board of Directors presently has no plans to grant such rights with respect to any such shares.

The proposed amendment to the Certificate of Incorporation is not intended to be an anti-takeover device.  However, the issuance of additional shares of Common Stock would increase the number of outstanding shares, which could dilute the ownership and voting power of any person seeking to obtain control of the Company, which would make it more difficult for such person to obtain control of the Company.  As of the date of this proxy statement, the Board of Directors is not aware of any person who intends to seek to obtain control of the Company.

At the annual meeting, it is proposed that the following resolution be adopted:

“RESOLVED, that the Certificate of Incorporation of Triad Guaranty Inc. be amended so that the first paragraph of Article FOURTH provides that the Corporation shall have the authority to issue 100,000,000 shares of Common Stock and correspondingly provides for the appropriate total number of shares of all classes of capital stock.”

Under Delaware law, the affirmative vote by the holders of a majority of the shares of the Company's Common Stock outstanding as of the record date is necessary for the approval of this resolution.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3

APPROVAL OF THE AMENDMENT TO THE TRIAD GUARANTY INC.
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

Background

The Company's Board of Directors has approved, and recommends that the Company’s stockholders approve, an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Preferred Stock by 4,000,000 shares from 1,000,000 authorized shares to 5,000,000 shares.

For the reasons described below, the Board of Directors believes that an increase of the Company's authorized Preferred Stock is in the best interests of the Company and its stockholders.  If the proposed amendment is approved by the stockholders at the annual meeting, the Board of Directors intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation as soon as practicable following the annual meeting.

Our Certificate of Incorporation, as amended, currently provides for 33,000,000 total authorized shares of capital stock, consisting of 32,000,000 authorized shares of Common Stock, $0.01 par value per share, and 1,000,000 authorized shares of Preferred Stock, $0.01 par value per share.  As of March 30, 2012, no shares of our Preferred Stock were issued and outstanding.  Of the 1,000,000 shares currently authorized, 1,000 shares have been designated as Series A Participating Preferred Stock and reserved for issuance under our Tax Benefits Plan.  As a result of this proposed amendment, and the approval of the proposed amendment to increase the number of authorized shares of Common Stock, our total authorized capital stock would amount to 105,000,000 shares, consisting of 100,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of Preferred Stock.

Reasons to Increase the Authorized Preferred Stock

If approved, the additional shares of Preferred Stock under the amendment may be used for general corporate purposes as determined by our Board of Directors.  Our Board of Directors believes that the amendment enhances our ability and flexibility to take advantage of strategic opportunities through the issuance of additional shares of Preferred Stock or rights or options to acquire shares of Preferred Stock.  The Board of Directors could issue Preferred Stock or options or other rights as a part of a number of different types of strategic transactions, including the acquisition of a business, the raising of additional capital, or the creation of a strategic partnership.  Such transactions may complement our business, leverage our assets and expertise and enhance our enterprise value.  In particular, we are exploring strategies to acquire profitable, growing businesses to leverage our insurance industry knowledge, management expertise and net operating loss carry forwards that were generated on a consolidated basis with Triad in order to increase our enterprise value for the benefit of our stockholders.  The additional shares of Preferred Stock could potentially be used to facilitate the implementation of such strategy, including as consideration in business acquisitions.  No assurance can be given that we will be able to successfully implement such a strategy or, if implemented, to increase our stockholder value.  Currently, we have no binding understandings, commitments or agreements to enter into any such transaction.

If the amendment is not approved by our stockholders, the Board of Directors will need to obtain stockholder approval of an amendment to the Certificate of Incorporation to issue shares of Preferred Stock in excess of our current authorized capital.  To obtain stockholder approval to authorize additional shares of Preferred Stock, we would be required to solicit written consents of stockholders in lieu of a meeting, call a special meeting of stockholders or wait for the next annual meeting of stockholders.  This would result in increased costs and could delay or jeopardize the consummation of a strategic transaction that the Board believed was in the best interests of the Company and its stockholders.

Certain Effects of the Proposed Amendment

The authorization of additional shares of Preferred Stock, without more, has no dilutive effect on the ownership interests or voting rights of our stockholders.  However, the Board of Directors will have the authority to issue authorized Preferred Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law.  The Board of Directors has the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.  Provisions in a Company’s Certificate of Incorporation authorizing Preferred Stock in this manner often are referred to as “blank check” provisions because they give a Board of Directors the flexibility, at any time or from time to time, without further stockholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the Company’s securities are then listed), to create one or more series of Preferred Stock and to determine by resolution the terms of each such series.  The authority of the Board of Directors with respect to each series, without limitation, includes a determination of the following: the number of shares to constitute the series; the liquidation rights, if any; the dividend rights and rates, if any; the rights and terms of redemption; the voting rights, if any, which may be full or limited; and any other preference, limitations, or rights that are permitted by law and are not inconsistent with the Certificate of Incorporation.  The Board of Directors believes that authorization of the Preferred Stock in the manner proposed is in the best interests of the Company and its stockholders.

An increase in the number of authorized shares of Preferred Stock will provide the Company with greater flexibility to use Preferred Stock as a means of raising capital.  Preferred Stock would also be available for issuance from time to time in one or more series for any other proper corporate purposes, including in connection with strategic alliances, joint ventures or acquisitions.  Currently, we have no binding understandings, commitments or agreements to enter into any such transaction or to issue any series of Preferred Stock.

The rights of the holders of the Company’s Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.  To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of Common Stock.  Preferred Stock terms might place restrictions on the Company’s ability to declare dividends on the Common Stock or to repurchase shares of Common Stock.  The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of Common Stock.  To the extent that Preferred Stock is made convertible into shares of Common Stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of Common Stock.  In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of Common Stock to distribution of the Company’s assets.  Shares of a series of Preferred Stock could entitle the holder to a pre-emptive right to purchase or subscribe for any shares of that or any other class that are subsequently issued.

The proposed amendment to the Certificate of Incorporation is not intended to be an anti-takeover device, however, the flexibility to issue Preferred Stock can enhance the Board’s arm’s−length bargaining capability on behalf of the Company’s stockholders in a takeover situation, and under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board of Directors to make a change in control of the Company more difficult.  In addition, the issuance of additional shares of Preferred Stock would increase the number of outstanding shares, which could dilute the ownership and voting power of any person seeking to obtain control of the Company, which would make it more difficult for such person to obtain control of the Company.  As of the date of this proxy statement, the Board of Directors is not aware of any person who intends to seek to obtain control of the Company.

At the annual meeting, it is proposed that the following resolution be adopted:

“RESOLVED, that the Certificate of Incorporation of Triad Guaranty Inc. be amended so that the first paragraph of Article FOURTH provides that the Corporation shall have the authority to issue 5,000,000 shares of Preferred Stock and correspondingly provides for the appropriate total number of shares of all classes of capital stock.”

Under Delaware law, the affirmative vote by the holders of a majority of the shares of the Company's Common Stock outstanding as of the record date is necessary for the approval of this resolution.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2012.

Although stockholder ratification of the appointment of E&Y is not required by law, the Board of Directors is asking the stockholders to ratify the appointment of E&Y.  If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of E&Y are expected to be present, and to be available to respond to appropriate questions, at the annual meeting.  They will be provided the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Our consolidated financial statements for the year ended December 31, 2011 were audited by E&Y, our independent registered public accounting firm for that calendar year.  Set forth below are the aggregate fees that we paid or accrued for the audit and other services provided by E&Y to us for each of the years ended December 31, 2011 and 2010.

Audit Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for professional services rendered for the audit of our consolidated financial statements, the reviews of our quarterly financial statements and the audits of our individual operating subsidiaries were $385,000 for calendar year 2011 and $418,000 for calendar year 2010.

Audit-Related Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for assurance and related services reasonably related to the performance of the audit and review of our financial statements, and not reported in “Audit Fees” above, were $23,000 for calendar year 2011, which included audits of our 401(k) plan and funded severance plan trust.  During 2010, audit-related fees amounted to $22,000, which included the same two audits.

Tax Fees

For 2011, we paid E&Y $136,919 for tax fees, which included $42,000 for tax return preparation and research, $91,929 for tax planning relating to the potential utilization of our net operating loss carry forwards, and $2,990 related to assistance received with our filing on the net operating loss carry back to recover previously paid income taxes.  For calendar year 2010, we paid E&Y $138,566 for tax fees, which included $42,000 for tax return preparation and research and $96,566 for tax planning relating to the potential utilization of our net operating loss carry forwards.

The aggregate fees, including expenses reimbursed, billed by E&Y for services rendered to us, other than the services described above, were $2,875 for calendar year 2011 and $2,000 for calendar year 2010.  We paid these fees for a subscription to E&Y’s online accounting and reporting database.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services as provided for in the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.  The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members, to grant pre-approvals of permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.  In calendar year 2011, all non-audit services were approved by the Audit Committee.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors believes that it is important for stockholders to have a means of communicating with the Board.  Accordingly, stockholders desiring to send a communication to the Board of Directors, or to a specific director, may do so by delivering a letter to our Secretary at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication,” as applicable.  All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors.  The Secretary will open such communications and make copies, and then circulate them to the appropriate director or directors.

We strongly encourage all directors to attend the annual meetings of stockholders.  All five of our then-current directors were in attendance at the 2011 Annual Meeting of Stockholders.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics for our principal executive and senior financial officers, which is available on our website at:  http://www.triadguaranty.com/pdf/Code%20of%20Ethics.pdf.  This Code supplements our Code of Conduct applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. To the extent permissible under applicable law, the rules of the SEC or applicable listing standards, we also intend to post on our website any amendment to the Code of Ethics that requires disclosure under applicable law, SEC rules or applicable listing standards.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present a proposal for consideration at our next annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Certificate of Incorporation.  To be eligible for inclusion in our proxy statement, stockholder proposals must be received by us no later than December 6, 2012. Notice to us of a stockholder proposal, other than director nominations, submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after February 19, 2013 and the proxies named in the accompanying form of proxy may exercise discretionary voting power with respect to any such proposal as to which we do not receive a timely notice.  See General Nomination Right of All Stockholders above for information regarding submission of director nominations.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may participate in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders living in the same household.  We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104, Attention: Secretary or by calling William Clayton at 800.628.4744, extension 1158.  Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and telephone number.

OTHER MATTERS

We are not aware of any matters, other than those referred to herein, which will be presented at the meeting.  If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by us will be paid by us.  In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to their principals, and we will reimburse them for their reasonable out-of-pocket expenses in doing so.  Proxies may also be solicited personally or by telephone or email by our employees or directors.

FINANCIAL INFORMATION

Our annual report for the year ended December 31, 2011 is enclosed.  Upon written request, we will provide without charge to any stockholder of record or beneficial owner of our Common Stock a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (without exhibits), including financial statements, filed with the SEC.  Any such request should be directed to Bob Ogburn, our Vice President and Treasurer, at 101 South Stratford Road, Winston-Salem, North Carolina 27104.  We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

Winston-Salem, North Carolina
April 5, 2012

C123456789
IMPORTANT ANNUAL MEETING INFORMATION	000004
ENDORSEMENT_LINE_____________ SACKPACK______________		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		Electronic Voting Instructions
DESIGNATION (IF ANY)
ADD 1
ADD 2		Available 24 hours a day, 7 days a week!
ADD 3
ADD 4		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
ADD 5
ADD 6
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on May 16, 2012.

Vote by Internet
● Go to www.investorvote.com/tgic ● Or scan the QR code with your smartphone ● Follow the steps outlined on the secured website.

Vote by telephone ● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. ● Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1.
To elect the five (5) directors named herein to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. *For all listed nominees or a substitute therefor if any nominee is unable or, for good cause, refuses to serve.
	01 - H. Lee Durham, Jr. 04 - William T. Ratliff, III	02 - Deane W. Hall 05 - David W. Whitehurst	03 - Kenneth W. Jones	+

☐	Mark here to vote FOR all nominees.*
*For all listed nominees or a substitute therefor if any nominee is unable or, for good cause, refuses to serve.

☐	Mark here to WITHHOLD vote from all nominees.
		01	02	03	04	05
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Your shares will be voted for the remaining nominees.	☐	☐	☐	☐	☐

2.	To approve an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 32,000,000 to 100,000,000.	For	Against	Abstain
		☐	☐	☐	This proxy is solicited on behalf of the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the listed nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. This proxy is revocable at any time before it is voted.

3.	To approve an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000.	☐	☐	☐	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
1 U P X	1 3 4 9 9 4 1

01FV0B

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on May 17, 2012:

The notice of 2012 annual meeting of stockholders, proxy statement, form of proxy and our
2011 annual report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=106599&p=irol-proxy

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Triad Guaranty Inc.	+

101 South Stratford Road
Winston-Salem, North Carolina 27104

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting – May 17, 2012

Dear Stockholder,

Your vote is important to us, and we encourage you to exercise your right to vote your shares of common stock. On behalf of the Board of Directors, we urge you to sign, date and return the proxy card in the enclosed postage-paid envelope as soon as possible. Alternatively, you may vote by Internet or telephone using the instructions on the reverse side.

We appreciate your confidence in us and your cooperation with this solicitation.

Sincerely,

Triad Guaranty Inc.

The holder(s) signing on the reverse side hereby appoint(s) William T. Ratliff, III and David W. Whitehurst, or either of them, as attorneys in fact and proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of common stock of Triad Guaranty Inc. held of record by such holder(s) on March 30, 2012, at the Annual Meeting of Stockholders to be held at the principal executive offices of Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina on Thursday, May 17, 2012 at 10:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof. The undersigned hereby ratifies and confirms all that said attorneys in fact and proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement and the 2011 Annual Report to Stockholders on Form 10-K.

Non-Voting Items

Change of Address — Please print new address below.

1 1	+